UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2013

SunEdison, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or other jurisdiction of Incorporation)	1-13828 (Commission File Number)	56-1505767 (I.R.S. Employer Identification Number)

501 Pearl Drive (City of O'Fallon) St. Peters, Missouri (Address of principal executive offices)	63376 (Zip Code)

(636) 474-5000 (Registrant's telephone number, including area code)
Not Applicable (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provision (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination of a Material Definitive Agreement.

On September 30, 2013, SunEdison, Inc. (the “Company”), through its wholly owned subsidiary, SunEdison Products Singapore Pte. Ltd., a Singapore corporation (formerly known as MEMC Singapore Pte. Ltd.), terminated the Solar Wafer Supply Agreement with Gintech Energy Corporation (“Gintech”) originally entered into on October 25, 2006 and subsequently amended in 2007, 2008, 2009 and 2011.
Under the terms of the Solar Wafer Supply Agreement, the Company was to supply Gintech with solar wafers at pre-agreed prices on a take or pay basis and Gintech was required to advance funds to the Company in the form of an interest-free loan or security deposit (the “Deposit”). The Solar Wafer Supply Agreement contemplated that the Deposits would be repaid by the Company according to an annual repayment schedule unless Gintech had not met its minimum purchase requirements, in which case the Company could offset required payments by Gintech against the Company’s repayment obligation.
Issues with respect to the wafer pricing and volume purchase obligations created challenges to reaching a mutually beneficial arrangement between the parties. Because of these significant changes, the Company and Gintech have agreed to terminate the Solar Wafer Supply Agreement. In connection with the termination, the parties have agreed that the Company will retain $21,940,000 of the Deposit and will repay to Gintech a total of $35,122,891 of the Deposit over time, beginning December 31, 2013 and continuing each quarter through June 30, 2016. The Company expects to resume a mutually beneficial commercial relationship and rely on Gintech as a strategic partner and critical supplier.

Item 2.04. Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.
The information included in Item 1.02 of this report is incorporated by reference into this Item 2.04.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934 the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SUNEDISON, INC.
Date:	October 4, 2013	By:	/s/ Martin H. Truong
Name: Martin H. Truong Title: Vice President, General Counsel and Corporate Secretary